EXHIBIT 99.1

CONTACT: Corcept Therapeutics Incorporated Investor Relations ir@corcept.com www.corcept.com

Corcept Therapeutics Announces Extension of

Previously Announced Tender Offer

MENLO PARK, Calif., December 8, 2021 — Corcept Therapeutics Incorporated (NASDAQ: CORT) (“Corcept”) a commercial-stage company engaged in the discovery and development of drugs to treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of cortisol, today announced that it has extended the expiration of its previously announced tender offer for shares of its common stock from one minute after 11:59 P.M., New York City time, on December 7, 2021 until one minute after 11:59 P.M., New York City time, on December 15, 2021 (unless further extended or earlier terminated).

Based on information provided by Continental Stock Transfer & Trust Company, the depositary for the tender offer, to date, 8,282,336 shares have been tendered for purchase in the tender offer. Stockholders who have validly tendered and not withdrawn their shares do not need to re-tender their shares or take any other action in response to the extension of the tender offer.

The tender offer is contingent upon at least three million shares being tendered. The tender offer is also subject to terms and conditions, which are described in detail in the offer to purchase. Except for the extension of the expiration of the tender offer as set forth above, the terms and conditions of the tender offer remain the same.

None of Corcept, the members of its Board of Directors, the dealer manager, the financial advisor, the information agent or the depositary for the tender offer makes any recommendation as to whether or not any stockholder should participate in the tender offer or as to the purchase price or purchase prices at which stockholders may choose to tender their shares.

The sole dealer manager for the tender offer is Truist Securities, Inc. D.F. King is serving as the information agent for the tender offer and Continental Stock Transfer & Trust Company is serving as the depositary. Canaccord Genuity LLC is serving as a financial advisor. For all questions relating to the tender offer, please contact the information agent, D.F. King & Co., Inc. at cort@dfking.com or call toll-free at 1 (800) 431-9646, or call the dealer manager, Truist Securities, Inc. at 1 (404) 926-5832.

About Corcept Therapeutics

Corcept is a commercial-stage company engaged in the discovery and development of drugs to treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of the hormone cortisol. Korlym® was the first drug approved by the U.S. Food and Drug Administration for patients with Cushing’s syndrome. Corcept has discovered a large portfolio of proprietary compounds that selectively modulate the effects of cortisol. The company owns extensive United States and foreign intellectual property covering the composition of its selective cortisol modulators and the use of cortisol modulators to treat a variety of serious disorders.